Exhibit 10.13

STOCK REDEMPTION AGREEMENT

This Stock Redemption Agreement (this “Agreement”) is made effective as of February 13, 2018 (the “Effective Date”), by and between Currency Mountain Holdings Bermuda, Limited (“Currency Mountain”) and Nukkleus Inc., a Delaware corporation (the “Corporation”).

INTRODUCTORY STATEMENTS

A.	The Corporation is authorized to issue up to 15,000,000 shares of preferred stock.

B.	The Corporation has designated 200,000 shares as Series A Preferred Stock (the “Series A Stock”) in accordance with that certain Statement of Designation, Powers, Preferences, and Rights filed June 6, 2016 (the “Designation”).

C.	The Corporation and Currency Mountain entered into that certain Securities Purchase Agreement dated June 3, 2016 pursuant to which Currency Mountain acquired 100,000 shares of Series A Stock for aggregate consideration of $1,000,000 or $10 per share.

D.	Currency Mountain is entitled to receive dividends on the Series A Stock in the amount of 1.5% per annum which have not been paid.

E.	The Corporation has agreed to redeem 75,000 shares of Series A Stock owned by Currency Mountain (the “Redemption”), and Currency Mountain has agreed to have 75,000 shares of Series A Stock of the Corporation redeemed by the Corporation (the “Redeemed Stock”), all on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the above Introductory Statements and the promises and provisions set forth in this Agreement, the adequacy and sufficiency of which the parties acknowledge, the parties, intending to be bound, agree as follows:

1. Redemption. Currency Mountain shall sell to the Corporation, and the Corporation shall redeem from Currency Mountain, the Redeemed Stock and, following the Redemption, Currency Mountain will continue to own 25,000 shares of the Corporation’s Series A Stock.

2. Purchase Price. The aggregate consideration to be paid by the Corporation to Currency Mountains for the Series A Stock $750,000 (the “Purchase Price”), which is the stated value of the Redeemed Stock as set forth in the Designation.

3. Terms of Payment. The Purchase Price payable to Currency Mountain shall be paid at the Closing by cashiers’ or certified check(s) or by wire transfer(s), at Currency Mountain’s option.

4. Transfer of Stock. At Closing, the books and records of the Corporation shall be adjusted to reflect the reduction of the Series A Stock held by Currency Mountain. If needed, Currency Mountain shall either duly endorse in blank certificate(s) evidencing the Redeemed Stock being redeemed from Currency Mountain as contemplated herein in a form ready for transfer or duly execute and deliver an assignment separate from certificate for the Series A Stock, and shall execute any documents or assignments necessary to effectuate the transfer and conveyance of the Series A Stock.

5. Currency Mountain’s Representations and Warranties. Currency Mountain represents and warrants to the Corporation the following with respect to itself (but not with respect to the other Currency Mountain):

(a) Currency Mountain owns its shares of Series A Stock free and clear of all pledges, liens, encumbrances, security interests, options, claims and other charges of every kind, Currency Mountain has not entered into any contract or agreement, other than this Agreement, to sell or otherwise transfer any of such shares. At Closing, Currency Mountain shall transfer clear and marketable title to such Series A Stock to the Corporation at Closing.

(b) Currency Mountain has full power and authority to execute this Agreement and to consummate the transactions contemplated in this Agreement. Currency Mountain’s execution, delivery, and performance of this Agreement has been duly authorized by all necessary action of Currency Mountain, and this Agreement is the legal, valid and binding obligation of Currency Mountain, enforceable against Currency Mountain in accordance with its terms.

(c) The execution and delivery by Currency Mountain of this Agreement and the compliance with the terms and provisions of this Agreement will not result in (i) any violation of any federal, state or local laws, orders or regulations applicable to Currency Mountain, or (ii) any violation of, or in conflict with, or breach the terms, conditions or provisions of, or constitute a default under, any agreement, or require or give to others any interest or rights, including rights of termination, cancellation or acceleration, with respect to any instruments, contracts or agreements, or require any authorization, consent, approval, exemption or other action by, or notice to or filing with, any court, administrative or governmental body which has not been obtained or given.

6. Corporation’s Representations and Warranties. The Corporation represents and warrants to each Currency Mountain as follows:

(a) The Corporation has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Corporation’s execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action, and this Agreement is the legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms.

(b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute or cause a breach or violation of its articles of incorporation or bylaws, or other covenants or obligations binding upon the Corporation or affecting any of the Corporation’s properties.

(c) The execution and delivery by the Corporation of this Agreement and the compliance with the terms and provisions of this Agreement will not result in (i) any violation of any federal, state or local laws, orders or regulations applicable to Corporation, or (ii) any violation of, or in conflict with, or breach the terms, conditions or provisions of, or constitute a default under, any loan document mortgage, or other agreement or require or give to others any interest or rights, including rights of termination, cancellation, or acceleration, with respect to any instruments, loan documents, contracts, or agreements, or require any authorization, consent, approval, exemption, or other action by any court, administrative, or governmental body or require any notice to, or filing with, any court, administrative, or governmental body which has not been obtained or given.

7. Survival of Representations, Warranties and Release. The representations, warranties, agreements and release contained in this Agreement and in any writing or communication delivered pursuant to this Agreement shall survive the execution of this Agreement and the execution of the documents referred to in, or executed pursuant to, this Agreement.

8. Closing. The Redemption transactions contemplated by this Agreement shall close on such date as the Corporation is prepared to provide funds for the Redemption at the offices of the Corporation in Jersey City, New Jersey (the “Closing”), or such other place and time as may be mutually agreed upon by the parties.

9. Notice. Any notice given or required to be given under this Agreement shall be proper if in writing and mailed by registered or certified mail, return receipt requested. Notices shall be sent to the last known address of the intended recipient of which the sender is reasonably aware or of which the sender should be aware.

10. Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties, their heirs, legal representatives, successors and assigns and no party may assign or delegate any of such party’s rights or obligations hereunder without obtaining the prior written consent of all other parties.

11. Execution of Supplementary Documents. Each party agrees, upon written notice from any other party, to execute any other agreements, documents or instruments consistent with this Agreement necessary to carry out the intent of the transaction contemplated in this Agreement.

12. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be taken to be an original.

13. Entire Agreement. This Agreement, including any other writing or communication delivered pursuant to this Agreement, constitutes the entire agreement and understanding between the parties and supersedes any prior agreement or understanding relating to the subject matter of this Agreement.

14. Modification. No modification of this Agreement shall be binding unless in writing and signed by all of the parties to this Agreement.

15. Governing Law. This Agreement is entered into under, and shall be governed by and construed in accordance with, the laws of the State of New York in the same manner applicable to contracts made and to be performed entirely within such state and without giving effect to choice of law principles of such state.

16. Consent to Jurisdiction. The parties hereto consent to the exclusive jurisdiction and venue for the resolution of any disputes arising in connection with the interpretation or enforcement of this Agreement being in the United States District Court for the Southern District of New York or the State of New York located in New York County, New York.

17. Expenses. Except with respect to enforcement of this Agreement as otherwise provided for above, each party to this Agreement shall bear all expenses and costs incurred by such party in connection with the transactions contemplated in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Currency Mountain Holdings Bermuda, Limited

By:______________________

Name:

Title:

Nukkleus Inc.

By:______________________

Name:

Title:

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